EX. 99.12

                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                 March 31, 1999

Nations Fund Portfolios, Inc.
One Bank of America Plaza
Charlotte, North Carolina  28255

        Re:  Reorganization of the Nations Emerging Markets Fund

Ladies and Gentlemen:

        We have acted as special counsel to Nations Fund Portfolios, Inc., a Maryland corporation ("Nations Funds"), in connection with that certain Agreement and Plan of Consolidation, dated as of February 26, 1999 (the "Plan"), by Nations Funds on behalf of Nations Emerging Markets Fund, a separate investment portfolio of Nations Funds (the "Acquiring Fund"), and Nations Pacific Growth Fund, another separate investment portfolio of Nations Funds (the "Acquired Fund"). Pursuant to the Plan, the Acquiring Fund shall acquire all of the assets and assume certain liabilities of the Acquired Fund in exchange for shares of stock of the Acquiring Fund (the "Acquiring Fund Shares") and cash consideration (the "Reorganization").

        The Reorganization is described in the Combined Proxy Statement/Prospectus, dated as of February 26, 1999 (the "Proxy/Prospectus") of Nations Funds, and the appendices thereto, as filed on Registration Statement Form N-14 (file no. 333-71295) with the SEC on or about January 27, 1999. Unless otherwise indicated, capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the certificate delivered to us by Nations Funds, for itself and on behalf of the Acquiring Fund and the Acquired Fund (the "Certificate of Representations").

        You have requested our opinion as to certain federal income tax consequences regarding the Reorganization. This opinion is solely for the benefit of the Acquiring Fund, the Acquired Fund and their respective shareholders, and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

        In our capacity as special counsel to Nations Funds and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan, (ii) the Certificate of Representations, (iii) the Proxy/Prospectus, and (iv) such other documents we considered relevant to our analysis. We have assumed that all parties to the Plan and to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents without waiver of material terms or conditions set forth therein. In our examination



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March 31, 1999
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of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

        Furthermore, we have assumed that all of the representations in the Plan and the Certificate of Representations are true and complete in all material respects, and that the Acquiring Fund and the Acquired Fund have been and will be operated and maintained consistently with such representations. We have not independently verified such representations. While we have reviewed such representations to ensure that they appear reasonable, we have no assurance that these expectations will ultimately prove to be accurate. We also note that the tax consequences addressed herein may depend upon the actual occurrence of events in the future, which events may or may not be consistent with such representations. To the extent the facts differ from those relied on and assumed herein, our opinion should not be relied upon.

        Our opinion below is based on existing law as contained in the Code and the Treasury Regulations, administrative pronouncements of the Internal Revenue Service ("IRS"), and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and caselaw upon which this opinion is based could be changed at any time, perhaps with retroactive effect. We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Hence, there can be no assurance that the IRS will not challenge or that the courts will sustain our conclusions.

        Our opinion relates solely to the tax consequences of the Reorganization under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Reorganization under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Reorganization or any other transaction (including any transaction undertaken in connection with the Reorganization).

        This opinion may not be applicable to certain classes of Acquired Fund shareholders, including securities dealers, foreign persons and persons who hold their stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

        On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that:

(1) The Reorganization will not constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will not each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, in respect of the Reorganization.


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Nations Fund Portfolios, Inc.
March 31, 1999
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(2) Gain or loss will be recognized by the Acquired Fund upon the transfer of its assets and liabilities to the Acquiring Fund in the Reorganization.

(3) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets and assumption of certain liabilities of the Acquired Fund in the Reorganization.

(4) The basis of the Acquired Fund's assets received by the Acquiring Fund pursuant to the Reorganization will be the fair market value of the assets as of the Effective Time of the Reorganization (as defined in the Plan) (the "Closing Date").

(5) The holding period of the Acquiring Fund's assets in the hands of the Acquiring Fund will not include the period for which such assets have been held by the Acquired Fund.

(6) Gain or loss will be recognized by the Acquired Fund on the distribution to its shareholders of the Acquiring Fund Shares to be received by the Acquired Fund in the Reorganization.

(7) Gain or loss will be recognized by the shareholders of the Acquired Fund upon their receipt of the Acquiring Fund Shares in exchange for such shareholders' Acquired Fund shares.

(8) The basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund will be their fair market value as of the Closing Date.

(9) The holding period for the Acquiring Fund Shares received by the Acquired Fund shareholders will not include the period during which such shareholders held the Acquired Fund shares surrendered in exchange therefor.

(10) The Acquiring Fund will not succeed to and take into account any of the tax attributes of the Acquiring Fund.

                                Very truly yours,

                                /s/ MORRISON & FOERSTER LLP
                                -----------------------------
                                MORRISON & FOERSTER LLP